Exhibit 99.1
ENDO REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 FINANCIAL RESULTS

•	Fourth-quarter 2016 revenues of $1,242 million brings full-year 2016 revenues of $4,010 million to top end of guidance

•
Company reports $3.5 billion of asset impairment charges in fourth-quarter 2016 associated with the write-down of goodwill and intangible assets primarily related to the Company's Generics reporting unit

•	Fourth-quarter reported $14.96 diluted (GAAP) loss per share from continuing operations; Full-year 2016 reported $14.48 diluted (GAAP) loss per share from continuing operations

•	Fourth-quarter $1.77 adjusted diluted EPS from continuing operations; Full-year 2016 adjusted diluted EPS of $4.73 at top end of guidance

•	Company expects 2017 revenues to range from $3.45 billion to $3.60 billion

•	Company expects 2017 Adjusted EBITDA from $1.50 billion to $1.58 billion

•	Company also announces divestiture of Litha Healthcare Group for $100 million
DUBLIN, February 28, 2017 -- Endo International plc (NASDAQ/TSX: ENDP) today reported fourth-quarter 2016 financial results, including:

•	Revenues of $1,242 million, a 16 percent increase compared to fourth-quarter 2015 revenues of $1,074 million.

•	Reported net loss from continuing operations of $3,333 million compared to fourth-quarter 2015 reported net income from continuing operations of $444 million.

•	Reported diluted loss per share from continuing operations of $14.96 compared to fourth-quarter 2015 reported diluted earnings per share (EPS) from continuing operations of $1.97.

•	Adjusted net income from continuing operations of $396 million, a 29 percent increase compared to fourth-quarter 2015 adjusted net income from continuing operations of $307 million.[1]

•	Adjusted diluted EPS from continuing operations of $1.77, a 30 percent increase compared to fourth-quarter 2015 adjusted diluted EPS from continuing operations of $1.36.[1]
EXECUTIVE COMMENTARY
“After I was named CEO last September, Endo began a comprehensive strategic review that has resulted in a series of definitive actions. First, we streamlined our global supply chain and restructured our Pain franchise, including the divestiture of BELBUCATM. We then executed a Corporate restructuring and have begun divesting non-core businesses with today's announced sale of Litha Healthcare Group. All of these measures better position Endo to focus on its core assets, drive margin expansion and de-lever over a period of time," said Paul Campanelli, President and CEO of Endo.
"Endo's core assets include a Generics business, which is the fourth largest in the U.S. based on sales, that possesses a growing sterile injectables portfolio and a promising ANDA pipeline. Complementing our generics unit is a revamped specialty Branded business focusing on our flagship product XIAFLEX®. Despite industry headwinds and other challenges, we are excited about our future and have the people, products, and pipeline in place that we believe will enable us, in time, to create value for our shareholders," Mr. Campanelli concluded.
Blaise Coleman, Executive Vice President and Chief Financial Officer, added, "Expected 2017 revenues of between $3.45 billion and $3.60 billion are forecasted to be lower than 2016 revenues primarily due to the expected revenue decline in our Generics base business and legacy Branded pain franchise, as well as the impact of divestitures and product discontinuations. We estimate 2017 adjusted EBITDA from continuing operations of between $1.50 billion and $1.58 billion due, in part, to cost reduction initiatives undertaken in 2016 and early 2017 that have resulted in a significant year-over-year increase in Endo's adjusted EBITDA margin as a percentage of revenue. Finally, estimated 2017 adjusted diluted EPS from continuing operations of between $3.45 and $3.75 is significantly impacted by a higher adjusted effective tax rate and an anticipated increase in variable-rate interest expense."
FINANCIAL PERFORMANCE
(in thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2016	2015		Change	2016	2015		Change
Total Revenues	$1,241,513	$1,073,697		16%	$4,010,274	$3,268,718		23%
Reported Income (Loss) from Continuing Operations	$(3,333,325)	$443,709		NM	$(3,223,772)	$(300,399)		NM
Reported Diluted Weighted Average Shares	222,870	225,321		(1)%	222,651	197,100		13%
Reported Diluted Income (Loss) per Share from Continuing Operations	$(14.96)	$1.97		NM	$(14.48)	$(1.52)		NM
Adjusted Income from Continuing Operations	$395,791	$307,430	[1]	29%	$1,054,382	$933,235	[1]	13%
Adjusted Diluted Weighted Average Shares	223,178	225,321		(1)%	223,090	200,438		11%
Adjusted Diluted EPS from Continuing Operations	$1.77	$1.36	[1]	30%	$4.73	$4.66	[1]	2%
(1) Refer to footnote 14 in the Reconciliation of GAAP and Non-GAAP Financial Measures tables for the twelve months ended December 31, 2016 and 2015, for further discussion.

CONSOLIDATED RESULTS
Total revenues increased by 16 percent to $1,242 million in fourth-quarter 2016 compared to the same period in 2015, primarily attributable to the launch of key first-to-file generic products, quetiapine and ezetimibe. GAAP net loss from continuing operations in fourth-quarter 2016 was $3,333 million compared to GAAP net income from continuing operations of $444 million during the same period in 2015, primarily attributable to the amount of goodwill and intangible asset impairment charges recorded during fourth-quarter 2016. GAAP net loss per share from continuing operations for the three months ended December 31, 2016 was $14.96, compared to GAAP net earnings from continuing operations of $1.97 in fourth-quarter 2015.
Adjusted net income from continuing operations in fourth-quarter 2016 increased by 29 percent to $396 million compared to fourth-quarter 2015, driven primarily by the contribution of quetiapine and ezetimibe. Adjusted net income per share from continuing operations for the three months ended December 31, 2016 increased 30 percent to $1.77 compared to fourth-quarter 2015.
U.S. GENERIC PHARMACEUTICALS
During fourth-quarter 2016, the U.S. Generic Pharmaceuticals business unit completed the restructuring of its product portfolio as well as its manufacturing facility network, including the divestiture of the Charlotte, North Carolina facility.
Fourth-quarter 2016 U.S. Generic Pharmaceuticals results include:

•
Revenues of $882 million, a 45 percent increase compared to fourth-quarter 2015; this increase was primarily attributable to the launches of quetiapine extended-release tablets, the generic version of SEROQUEL XR®, and ezetimibe tablets, the generic equivalent of ZETIA®. Par has first-to-file status and associated marketing exclusivity for each product. The introduction of ezetimibe tablets represented the largest product launch in Par Pharmaceutical's history.

•
Sterile injectables increased 43 percent compared to fourth-quarter 2015; this increase was driven primarily by VASOSTRICT®, which benefited from the market withdrawal of its only competitor’s product in 2015.

•
Generics base business decreased 23 percent compared to fourth-quarter 2015; this decrease resulted from continued pricing pressure due to increased competition, particularly among Solid Oral Immediate Release (IR) products.

U.S. BRANDED PHARMACEUTICALS
During fourth-quarter 2016, Endo announced highly statistically significant Phase 2b study results on the primary composite endpoint and all secondary endpoints for XIAFLEX® in patients with cellulite. The Company also announced its intention to return the BELBUCA™ (buprenorphine) buccal film product to its developer, eliminate its U.S. Branded pain sales field force and manage the Company's legacy pain portfolio as mature brands. Endo's U.S. Branded segment will now focus on its core Specialty products, including its flagship product XIAFLEX®, as well as SUPPRELIN® LA, TESTOPEL®, and AVEED®.
Fourth-quarter 2016 U.S. Branded Pharmaceuticals results include:

•
Revenues of $289 million, a 24 percent decrease compared to fourth-quarter 2015; this decrease was primarily attributable to generic erosion adversely impacting the Company's Pain and Established Products portfolios, including VOLTAREN® Gel, LIDODERM® and FROVA®, along with the divestiture of STENDRA®.

•
Among Endo's Specialty products, net sales of XIAFLEX® increased 11 percent compared to fourth-quarter 2015; this increase was primarily attributable to double-digit demand growth for the product. Net sales of SUPPRELIN® LA increased 23 percent, driven, in part, by continued demand growth.

•
In January 2017, the U.S. Food and Drug Administration announced that it will hold an advisory committee meeting in March 2017 to discuss certain pre- and post-marketing data relating to OPANA® ER, and the overall risk-benefit of that product. The advisory committees will also discuss generic oxymorphone extended-release and oxymorphone immediate-release products.

INTERNATIONAL PHARMACEUTICALS
As with Endo's U.S. businesses, International Pharmaceuticals underwent a product-by-product and business-by-business assessment. Today, the Company announced the divestiture of Litha Healthcare Group to Acino for approximately $100 million. As part of Endo's strategic assessment and comprehensive asset review, the Company determined that Litha no longer aligned with its strategy and was not considered a core asset. The divestiture of Litha helps simplify the Endo organization and permits it to better focus on the core Generics and Specialty Branded Pharmaceutical businesses. The transaction is expected to close in the second quarter of 2017, subject to customary conditions, including the expiration or termination of any waiting periods under applicable competition laws. The final purchase price will be subject to cash, debt, working capital and other potential contractual adjustments.

Endo's International Pharmaceuticals unit continued to effectively manage its business operations in anticipation of the impact of the loss-of-exclusivity for certain Paladin products, during the fourth-quarter 2016, while continuing its efforts to improve adjusted operating margins.
Fourth-quarter 2016 International Pharmaceuticals results include:

•	Revenues of $70 million, an 18 percent decrease compared to fourth-quarter 2015.

•
Paladin revenues of $28 million, a 2 percent decrease compared to fourth-quarter 2015, due to expected competition on certain products. In the fourth quarter, Paladin began promoting XIAFLEX® and NUCYNTA® in Canada. Paladin also retains Canadian marketing rights to serelaxin and looks forward to the results of a Phase III clinical trial expected in 2017.

•
Emerging market revenues from Litha and Somar of $38 million, a 25 percent decrease compared to fourth-quarter 2015, attributable, in part, to a decrease in Litha revenues as the result of the divestiture of non-core assets in first-quarter 2016. Revenues were also impacted by lower demand for certain products in Mexico and the unfavorable impact of foreign exchange.

2017 FINANCIAL GUIDANCE
For the full twelve months ended December 31, 2017, at current exchange rates, Endo is providing guidance on revenue, GAAP and adjusted diluted EPS guidance from continuing operations and adjusted EBITDA from continuing operations. The Company estimates:

•	Total revenues to be between $3.45 billion to $3.60 billion;

•	Reported diluted GAAP EPS from continuing operations to be between $0.04 and $0.34;

•	Adjusted diluted EPS from continuing operations to be between $3.45 to $3.75; and

•	Adjusted EBITDA from continuing operations to be between $1.50 billion to $1.58 billion.
The Company’s 2017 non-GAAP financial guidance is based on the following assumptions:

•	Adjusted gross margin of approximately 62.0% to 63.0%;

•	Adjusted operating expenses as a percentage of revenues to be approximately 22.5% to 23.0%;

•	Adjusted interest expense of approximately $470 million to $480 million;

•	Adjusted effective tax rate of approximately 13.0% to 14.0%;

•	Adjusted diluted EPS from continuing operations assumes full-year adjusted diluted shares outstanding of approximately 224 million shares; and

•
Adoption of Accounting Standard Update 2016-09 ("ASU 2016-09") in the first quarter of 2017, changing the GAAP reporting of excess tax benefits and deficiencies associated with employee stock-based compensation. The Company estimates there could be at least a $10 million tax detriment (~$0.04 GAAP and Adjusted diluted earnings per share estimated impact) recognized primarily in the first quarter of 2017 when most employee stock awards vest or expire during the year.

BALANCE SHEET, LIQUIDITY AND OTHER UPDATES
As of December 31, 2016, the Company had $517.3 million in unrestricted cash; net debt of approximately $7.8 billion and a net debt to adjusted EBITDA ratio of 4.6.
Fourth-quarter 2016 cash provided by operating activities was $81.1 million, primarily attributable to the benefit of no interest payments related to high-yield notes and lower mesh payments during the quarter, offset partially by increases in working capital resulting from the fourth-quarter quetiapine and ezetimibe launches in our generics segment.
During fourth-quarter 2016, the Company conducted an annual goodwill impairment assessment, resulting in a pre-tax, non-cash impairment charge of $2,674 million, including the following items:

•
$2,342.5 million related to the Generics reporting unit, which represents the difference between the estimated implied fair value of the reporting unit's goodwill and its book value. The impairment charge was driven by a reduction in the expected future cash flows in the Generics reporting unit primarily due to a change in pricing expectations partly driven by an expected increased level of competition and increased buying power from the continued consolidation of the generic business customer base. These charges are primarily due to industry and competitive pressures in the sector, which resulted in a reduction of the Generics reporting unit's fair value.

•	$272.6 million related to the Paladin Canada reporting unit, was driven primarily by a reduction in pricing expectations and additional generic competitors for several of Paladin's products.

•	$33.0 million and $26.3 million related to the Somar and Litha reporting units, respectively.
In addition to the Company's goodwill assessment, the Company also incurred pre-tax, non-cash intangible asset impairment charges in the fourth-quarter of approximately $830.3 million, including:

•
$507.2 million and $285.5 million in our U.S. Generic Pharmaceutical and International Pharmaceutical segments, respectively, resulting from certain market conditions impacting the commercial potential of definite and indefinite-lived intangible assets.

•	$37.6 million in the U.S. Branded Pharmaceuticals segment primarily resulting from the termination of BELBUCATM and the return of this product to BioDelivery Sciences International, Inc.
Conference Call Information
Endo will conduct a conference call with financial analysts to discuss this press release today at 8:30 a.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 58581981. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from February 28, 2017 at 11:30 a.m. ET until 12:30 p.m. ET on March 14, 2017 by dialing U.S./Canada (855) 859-2056, International (404) 537-3406, and entering the passcode 58581981.
A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:30 p.m. ET on March 14, 2017. The replay can be accessed by clicking on the Investor Relations section of the Endo website.

The following table presents Endo's unaudited Net Revenues for the three and twelve months ended December 31, 2016 and 2015:
Endo International plc
Net Revenues (unaudited)
(in thousands)

	Three Months Ended December 31,		Percent Growth	Year Ended December 31,		Percent Growth
	2016	2015		2016	2015
U.S. Generic Pharmaceuticals:
U.S. Generics Base	$288,142	$372,417	(23)%	$1,230,097	$1,083,809	13%
Sterile Injectables	143,905	100,511	43%	530,805	107,592	393%
New Launches and Alternative Dosages	450,127	136,267	230%	803,711	481,015	67%
Total U.S. Generic Pharmaceuticals	$882,174	$609,195	45%	$2,564,613	$1,672,416	53%
U.S. Branded Pharmaceuticals:
Pain Management:
LIDODERM®	$21,122	$40,234	(48)%	$87,577	$125,269	(30)%
OPANA® ER	38,880	43,610	(11)%	158,938	175,772	(10)%
PERCOCET®	36,029	35,181	2%	139,211	135,822	2%
Voltaren® Gel	18,612	62,169	(70)%	100,642	207,161	(51)%
	$114,643	$181,194	(37)%	$486,368	$644,024	(24)%
Specialty Pharmaceuticals:
SUPPRELIN® LA	$20,793	$16,926	23%	$78,648	$70,099	12%
XIAFLEX®	55,530	50,197	11%	189,689	158,115	20%
	$76,323	$67,123	14%	$268,337	$228,214	18%
Branded Other Revenues (1)	98,330	131,092	(25)%	411,589	412,369	—%
Total U.S. Branded Pharmaceuticals (2)	$289,296	$379,409	(24)%	$1,166,294	$1,284,607	(9)%
Total International Pharmaceuticals	$70,043	$85,093	(18)%	$279,367	$311,695	(10)%
Total Revenues	$1,241,513	$1,073,697	16%	$4,010,274	$3,268,718	23%
__________

(1)	Products included within Branded Other Revenues in the table above include, but are not limited to, TESTOPEL®, Testim®, Fortesta® Gel, including authorized generic, and Nascobal® Nasal Spray.

(2)
Individual products presented above represent the top two performing products in each product category and/or any product having revenues in excess of $25 million during the three months ended December 31, 2016 or December 31, 2015.

The following table presents unaudited consolidated Statement of Operations data for the three and twelve months ended December 31, 2016 and 2015 (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
TOTAL REVENUES	$1,241,513	$1,073,697	$4,010,274	$3,268,718
COSTS AND EXPENSES:
Cost of revenues	756,578	810,068	2,634,973	2,075,651
Selling, general and administrative	212,568	212,014	770,728	741,304
Research and development	46,206	43,989	183,372	102,197
Litigation-related and other contingencies, net	(4,765)	17,207	23,950	37,082
Asset impairment charges	3,518,085	139,859	3,781,165	1,140,709
Acquisition-related and integration items	7,400	54,073	87,601	105,250
OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	$(3,294,559)	$(203,513)	$(3,471,515)	$(933,475)
INTEREST EXPENSE, NET	111,783	123,018	452,679	373,214
LOSS ON EXTINGUISHMENT OF DEBT	—	25,595	—	67,484
OTHER (INCOME) EXPENSE, NET	(740)	1,102	(338)	63,691
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(3,405,602)	$(353,228)	$(3,923,856)	$(1,437,864)
INCOME TAX (BENEFIT) EXPENSE	(72,277)	(796,937)	(700,084)	(1,137,465)
(LOSS) INCOME FROM CONTINUING OPERATIONS	$(3,333,325)	$443,709	$(3,223,772)	$(300,399)
DISCONTINUED OPERATIONS, NET OF TAX	(4,531)	(562,302)	(123,278)	(1,194,926)
CONSOLIDATED NET LOSS	$(3,337,856)	$(118,593)	$(3,347,050)	$(1,495,325)
Less: Net income (loss) attributable to noncontrolling interests	—	(130)	16	(283)
NET LOSS ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(3,337,856)	$(118,463)	$(3,347,066)	$(1,495,042)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—BASIC:
Continuing operations	$(14.96)	$1.98	$(14.48)	$(1.52)
Discontinued operations	(0.02)	(2.51)	(0.55)	(6.07)
Basic	$(14.98)	$(0.53)	$(15.03)	$(7.59)
NET LOSS PER SHARE ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS—DILUTED:
Continuing operations	$(14.96)	$1.97	$(14.48)	$(1.52)
Discontinued operations	(0.02)	(2.50)	(0.55)	(6.07)
Diluted	$(14.98)	$(0.53)	$(15.03)	$(7.59)
WEIGHTED AVERAGE SHARES:
Basic	222,870	224,147	222,651	197,100
Diluted	222,870	225,321	222,651	197,100

The following table presents unaudited condensed consolidated Balance Sheet data at December 31, 2016 and December 31, 2015 (in thousands):

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$517,250	$272,348
Restricted cash and cash equivalents	282,074	585,379
Accounts receivable	992,153	1,014,808
Inventories, net	555,671	752,493
Assets held for sale	116,985	36,522
Other assets	125,326	790,987
Total current assets	$2,589,459	$3,452,537
TOTAL NON-CURRENT ASSETS	11,685,650	15,897,799
TOTAL ASSETS	$14,275,109	$19,350,336
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,470,016	$3,116,841
Liabilities held for sale	24,338	20,215
Other current liabilities	140,391	337,256
Total current liabilities	$2,634,745	$3,474,312
LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,141,378	8,251,657
OTHER LIABILITIES	797,397	1,656,391
STOCKHOLDERS' EQUITY:
Total Endo International plc shareholders’ equity	$2,701,589	$5,968,030
Noncontrolling interests	—	(54)
Total shareholders’ equity	$2,701,589	$5,967,976
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,275,109	$19,350,336

The following table presents unaudited condensed consolidated Statement of Cash Flow data for the year ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015
OPERATING ACTIVITIES:
Consolidated net loss	$(3,347,050)	$(1,495,325)
Adjustments to reconcile consolidated net loss to Net cash provided by operating activities
Depreciation and amortization	983,309	632,756
Asset impairment charges	3,802,493	1,390,281
Other	(914,313)	(465,686)
Net cash provided by operating activities	$524,439	$62,026
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	$(132,094)	$(81,774)
Acquisitions, net of cash acquired	(30,394)	(7,650,404)
Proceeds from sale of business, net	4,108	1,588,779
Increase in restricted cash and cash equivalents, net	(831,321)	(747,649)
Decrease in restricted cash and cash equivalents	1,134,734	688,999
Other	(19,172)	(42,721)
Net cash provided by (used in) investing activities	$125,861	$(6,244,770)
FINANCING ACTIVITIES:
(Payments on) proceeds from borrowings, net	$(336,361)	$4,228,919
Issuance of ordinary shares	—	2,300,000
Other	(57,621)	(473,452)
Net cash (used in) provided by financing activities	$(393,982)	$6,055,467
Effect of foreign exchange rate	$328	$(7,068)
Movement in cash held for sale	(11,744)	997
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$244,902	$(133,348)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	272,348	405,696
CASH AND CASH EQUIVALENTS, END OF PERIOD	$517,250	$272,348

The following schedule presents the significant pre-tax cash outlays and cash receipts impacting our Net cash provided by operating activities for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015
Payments for mesh-related product liability and other litigation matters (1)	$1,195,932	$699,347
Redemption fees paid in connection with debt retirements	—	31,496
Unused commitment fees	—	78,352
Separation and restructuring payments	97,869	73,655
Transaction costs and certain integration charges paid in connection with acquisitions	68,249	191,195
U.S. Federal tax refunds received	(759,950)	(155,814)
Total	$602,100	$918,231

(1)
Cash payments into QSFs result in a cash outflow for investing activities (CFI). Cash releases from QSFs result in a cash inflow for investing activities and a corresponding outflow for cash provided by (used in) operating activities (CFO). The following table reflects the mesh-related payment activities for the twelve months ended December 31, 2016 and 2015 by cash flow component:

	Year Ended December 31,
	2016		2015
	Impact on CFO (1)	Impact on CFI	Impact on CFO (1)	Impact on CFI
Cash contributions to Qualified Settlement Funds	$—	(831,131)	$—	$(743,132)
Cash payments to claimants from Qualified Settlement Funds	(1,134,734)	1,134,734	(649,391)	649,391
Cash payments made directly to claimants	(7,830)	—	(27,379)	—
Total	$(1,142,564)	$303,603	$(676,770)	$(93,741)
(1) These amounts are included in Changes in assets and liabilities which used cash in the table above.

Supplemental Financial Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. For additional information on the Company's use of such non-GAAP financial measures, refer to Endo’s Current Report on Form 8-K furnished today to the Securities and Exchange Commission, which includes an explanation of the Company's reasons for using non-GAAP measures.
The table below provides reconciliations of our consolidated income (loss) from continuing operations (GAAP) to our adjusted income from continuing operations (non-GAAP) for the three and twelve months ended December 31, 2016 and 2015:
ENDO INTERNATIONAL PLC
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
(Loss) Income from continuing operations (GAAP)	$(3,333,325)	$443,709	$(3,223,772)	$(300,399)
Non-GAAP adjustments:
Amortization of intangible assets	240,390	227,543	876,451	561,302
Inventory step-up and other cost savings	13,912	117,681	125,699	249,464
Upfront and milestone related payments	2,455	2,092	8,330	16,155
Inventory reserve (decrease) increase from restructuring	(137)	—	24,455	—
Royalty obligations	—	—	(7,750)	—
Separation benefits and other restructuring	37,216	55,151	83,036	125,407
Acceleration of Auxilium employee equity awards	—	—	—	37,603
Charges for litigation and other legal matters	(4,765)	17,207	23,950	37,082
Asset impairment charges	3,518,085	139,859	3,781,165	1,140,709
Acquisition-related and integration costs	8,356	36,112	63,778	170,890
Fair value of contingent consideration	(956)	17,961	23,823	(65,640)
Non-cash and penalty interest charges	—	1,965	4,092	8,267
Other	(1,836)	27,501	(7,273)	130,165
Tax adjustments	(83,604)	(779,351)	(721,602)	(1,177,770)
Adjusted income from continuing operations (non-GAAP)	$395,791	$307,430	$1,054,382	$933,235
__________
Refer to the following tables for additional information regarding non-GAAP financial measures.

ENDO INTERNATIONAL PLC
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In thousands, except per share data)

Three Months Ended December 31, 2016
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating loss from continuing operations	Operating margin %	Other non-operating expense, net	Loss from continuing operations before income tax	Income tax benefit	Effective tax rate	Loss from continuing operations	Discontinued operations, net of tax	Net loss attributable to Endo International plc (14)	Diluted loss per share (15)
Reported (GAAP)	$1,241,513	$756,578	$484,935	39%	$3,779,494	304%	$(3,294,559)	(265)%	$111,043	$(3,405,602)	$(72,277)	2%	$(3,333,325)	$(4,531)	$(3,337,856)	$(14.96)
Items impacting comparability:
Amortization of intangible assets (1)	—	(240,390)	240,390		—		240,390		—	240,390	—		240,390	—	240,390	1.08
Inventory step-up and other costs savings (2)	—	(13,912)	13,912		—		13,912		—	13,912	—		13,912	—	13,912	0.06
Upfront and milestone-related payments (3)	—	(655)	655		(1,800)		2,455		—	2,455	—		2,455	—	2,455	0.01
Inventory reserve decrease from restructuring (4)	—	137	(137)		—		(137)		—	(137)	—		(137)	—	(137)	—
Separation benefits and other restructuring (5)	—	(9,284)	9,284		(27,932)		37,216		—	37,216	—		37,216	—	37,216	0.17
Charges for litigation and other legal matters (6)	—	—	—		4,765		(4,765)		—	(4,765)	—		(4,765)	—	(4,765)	(0.02)
Asset impairment charges (7)	—	—	—		(3,518,085)		3,518,085		—	3,518,085	—		3,518,085	—	3,518,085	15.79
Acquisition-related and integration costs (8)	—	—	—		(8,356)		8,356		—	8,356	—		8,356	—	8,356	0.04
Fair value of contingent consideration (9)	—	—	—		956		(956)		—	(956)	—		(956)	—	(956)	—
Other (11)	—	—	—		—		—		1,836	(1,836)	—		(1,836)	—	(1,836)	(0.01)
Tax adjustments (12)	—	—	—		—		—		—	—	83,604		(83,604)	—	(83,604)	(0.38)
Exclude discontinued operations, net of tax (13)	—	—	—		—		—		—	—	—		—	4,531	4,531	—
After considering items (non-GAAP)	$1,241,513	$492,474	$749,039	60%	$229,042	18%	$519,997	42%	$112,879	$407,118	$11,327	3%	$395,791	$—	$395,791	$1.77

Three Months Ended December 31, 2015
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating loss from continuing operations	Operating margin %	Other non-operating expense, net	Loss from continuing operations before income tax	Income tax benefit	Effective tax rate	Income from continuing operations	Discontinued operations, net of tax	Net loss attributable to Endo International plc (14)	Diluted earnings per share (15)
Reported (GAAP)	$1,073,697	$810,068	$263,629	25%	$467,142	44%	$(203,513)	(19)%	$149,715	$(353,228)	$(796,937)	226%	$443,709	$(562,302)	$(118,463)	$1.97
Items impacting comparability:
Amortization of intangible assets (1)	—	(227,543)	227,543		—		227,543		—	227,543	—		227,543	—	227,543	1.02
Inventory step-up and other costs savings (2)	—	(117,681)	117,681		—		117,681		—	117,681	—		117,681	—	117,681	0.52
Upfront and milestone-related payments (3)	—	(1,089)	1,089		(1,003)		2,092		—	2,092	—		2,092	—	2,092	0.01
Separation benefits and other restructuring (5)	—	(40,304)	40,304		(14,847)		55,151		—	55,151	—		55,151	—	55,151	0.24
Charges for litigation and other legal matters (6)	—	—	—		(17,207)		17,207		—	17,207	—		17,207	—	17,207	0.08
Asset impairment charges (7)	—	—	—		(139,859)		139,859		—	139,859	—		139,859	—	139,859	0.62
Acquisition-related and integration costs (8)	—	—	—		(36,112)		36,112		—	36,112	—		36,112	—	36,112	0.16
Fair value of contingent consideration (9)	—	—	—		(17,961)		17,961		—	17,961	—		17,961	—	17,961	0.08
Non-cash and penalty interest charges (10)	—	—	—		—		—		(1,965)	1,965	—		1,965	—	1,965	0.01
Other (11)	—	—	—		(3,079)		3,079		(24,422)	27,501	—		27,501	—	27,501	0.12
Tax adjustments (12)	—	—	—		—		—		—	—	779,351		(779,351)	—	(779,351)	(3.47)
Exclude discontinued operations, net of tax (13)	—	—	—		—		—		—	—	—		—	560,762	560,762	—
After considering items (non-GAAP)	$1,073,697	$423,451	$650,246	61%	$237,074	22%	$413,172	38%	$123,328	$289,844	$(17,586)	(6)%	$307,430	$(1,540)	$306,020	$1.36

Notes to the reconciliation of certain line items included in the GAAP Statements of Operations to the Non-GAAP line items are as follows:

(1)	Adjustments for amortization of commercial intangible assets included the following:

	Three Months Ended December 31,
	2016	2015
Amortization of intangible assets excluding fair value step-up from contingent consideration	$228,876	$218,491
Amortization of intangible assets related to fair value step-up from contingent consideration	11,514	9,052
Total	$240,390	$227,543

(2)	Adjustments for inventory step-up and other cost savings included the following:

	Three Months Ended December 31,
	2016	2015
Fair value step-up of inventory sold	$9,669	$109,746
Excess manufacturing costs that will be eliminated pursuant to integration plans	4,243	7,935
Total	$13,912	$117,681

(3)	Adjustments for upfront and milestone-related payments to partners included the following:

	Three Months Ended December 31,
	2016		2015
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based milestones	$655	$—	$1,089	$—
Development-based milestones	—	1,800	—	1,003
Total	$655	$1,800	$1,089	$1,003

(4)	To exclude decreases of restructuring related excess inventory reserves of $0.1 million recorded during the three months ended December 31, 2016.

(5)	Adjustments for separation benefits and other restructuring included the following:

	Three Months Ended December 31,
	2016		2015
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Separation benefits	$6,150	$21,772	$40,304	$1,828
Accelerated depreciation	3,134	5,729	—	10,361
Other	—	431	—	2,658
Total	$9,284	$27,932	$40,304	$14,847

(6)	To exclude litigation settlement charges or reimbursements.

(7)
To exclude goodwill and intangible asset impairment charges. During the three months ended December 31, 2016, we recorded total impairment charges of $3.5 billion. These charges primarily related to the Company's annual goodwill impairment assessment, which resulted in non-cash impairment charges of $2,343 million, $273 million, $33 million and $26 million for its U.S. Generics, Paladin, Somar and Litha reporting units, respectively. Intangible asset impairment charges of $830 million primarily included non-cash impairment charges of $507 million and $285 million in the Company's U.S. Generic Pharmaceuticals and International Pharmaceuticals segments, respectively, resulting from certain market conditions, including price erosion and increased competition, and $38 million in our U.S. Branded Pharmaceuticals segment resulting primarily from the termination of our BELBUCATM product. During the three months ended December 31, 2015, we recorded impairment charges of $140 million resulting primarily from a non-cash goodwill impairment charge of $86 million related to our Paladin reporting unit, non-cash intangible asset impairment charges of $38 million related to our U.S. Generic Pharmaceuticals segment and $10 million related to our U.S. Branded Pharmaceuticals segment.

(8)	Adjustments for acquisition and integration items primarily relate to various acquisitions, including Par Pharmaceuticals and Auxilium Pharmaceuticals, and included the following:

	Three Months Ended December 31,
	2016	2015
Integration costs (primarily third-party consulting fees)	$6,441	$17,892
Transaction costs	—	8,498
Transition services	—	8,858
Other	1,915	864
Total	$8,356	$36,112

(9)	To exclude the impact of the change in fair value of contingent consideration resulting from certain market conditions impacting the commercial potential of the underlying products.

(10)	To exclude penalty interest charges of $1,965.

(11)	Adjustments to other included the following:

	Three Months Ended December 31,
	2016		2015
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Costs associated with unused financing commitments	$—	$—	$—	$—
Foreign currency impact related to the re-measurement of intercompany debt instruments	—	(1,192)	—	(1,130)
Loss on extinguishment of debt	—	—	—	25,595
Other miscellaneous	—	(644)	3,079	(43)
Total	$—	$(1,836)	$3,079	$24,422

(12)
Adjusted income taxes are calculated by tax effecting adjusted pre-tax income at the applicable effective tax rate that will be determined by reference to statutory tax rates in the relevant jurisdictions in which the Company operates and includes current and deferred income tax expense commensurate with the non-GAAP measure of profitability.

(13)	To exclude the results of the Astora business reported as discontinued operations, net of tax.

(14)	This amount includes non-controlling interest of $(130) for the three months ended December 31, 2015.

(15)
Calculated as income (loss) from continuing operations divided by the applicable weighted average share number. The applicable weighted average share number for the three months ended December 31, 2016 is 222,870 and 223,178 for the GAAP and non-GAAP EPS calculations, respectively. The applicable weighted average share number for the three months ended December 31, 2015 is 225,321 for both the GAAP EPS calculation and the non-GAAP EPS calculations.

ENDO INTERNATIONAL PLC
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In thousands, except per share data)

Year Ended December 31, 2016
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating loss from continuing operations	Operating margin %	Other non-operating expense, net	Loss from continuing operations before income tax	Income tax benefit	Effective tax rate	Loss from continuing operations	Discontinued operations, net of tax	Net loss attributable to Endo International plc (16)	Diluted loss per share (17)
Reported (GAAP)	$4,010,274	$2,634,973	$1,375,301	34%	$4,846,816	121%	$(3,471,515)	(87)%	$452,341	$(3,923,856)	$(700,084)	18%	$(3,223,772)	$(123,278)	$(3,347,066)	$(14.48)
Items impacting comparability:
Amortization of intangible assets (1)	—	(876,451)	876,451		—		876,451		—	876,451	—		876,451	—	876,451	3.94
Inventory step-up and other costs savings (2)	—	(124,349)	124,349		(1,350)		125,699		—	125,699	—		125,699	—	125,699	0.56
Upfront and milestone-related payments (3)	—	(2,628)	2,628		(5,702)		8,330		—	8,330	—		8,330	—	8,330	0.04
Inventory reserve increase from restructuring (4)	—	(24,455)	24,455		—		24,455		—	24,455	—		24,455	—	24,455	0.11
Royalty obligations (5)	—	7,750	(7,750)		—		(7,750)		—	(7,750)	—		(7,750)	—	(7,750)	(0.03)
Separation benefits and other restructuring (6)	—	(28,678)	28,678		(54,358)		83,036		—	83,036	—		83,036	—	83,036	0.37
Charges for litigation and other legal matters (8)	—	—	—		(23,950)		23,950		—	23,950	—		23,950	—	23,950	0.11
Asset impairment charges (9)	—	—	—		(3,781,165)		3,781,165		—	3,781,165	—		3,781,165	—	3,781,165	16.98
Acquisition-related and integration costs (10)	—	—	—		(63,778)		63,778		—	63,778	—		63,778	—	63,778	0.29
Fair value of contingent consideration (11)	—	—	—		(23,823)		23,823		—	23,823	—		23,823	—	23,823	0.11
Non-cash and penalty interest charges (12)	—	—	—		—		—		(4,092)	4,092	—		4,092	—	4,092	0.02
Other (13)	—	—	—		8,350		(8,350)		(1,077)	(7,273)	—		(7,273)	—	(7,273)	(0.03)
Tax adjustments (14)	—	—	—		—		—		—	—	721,602		(721,602)	—	(721,602)	(3.25)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	123,278	123,278	—
After considering items (non-GAAP)	$4,010,274	$1,586,162	$2,424,112	60%	$901,040	22%	$1,523,072	38%	$447,172	$1,075,900	$21,518	2%	$1,054,382	$—	$1,054,366	$4.73

Year Ended December 31, 2015
	Total revenues	Cost of revenues	Gross margin	Gross margin %	Total operating expenses	Operating expense to revenue %	Operating loss from continuing operations	Operating margin %	Other non-operating expense, net	Loss from continuing operations before income tax	Income tax benefit	Effective tax rate	Loss from continuing operations	Discontinued operations, net of tax	Net loss attributable to Endo International plc (16)	Diluted loss per share (17)
Reported (GAAP)	$3,268,718	$2,075,651	$1,193,067	36%	$2,126,542	65%	$(933,475)	(29)%	$504,389	$(1,437,864)	$(1,137,465)	79%	$(300,399)	$(1,194,926)	$(1,495,042)	$(1.52)
Items impacting comparability:
Amortization of intangible assets (1)	—	(561,302)	561,302		—		561,302		—	561,302	—		561,302	—	561,302	2.84
Inventory step-up and other costs savings (2)	—	(249,464)	249,464		—		249,464		—	249,464	—		249,464	—	249,464	1.26
Upfront and milestone-related payments (3)	—	(6,955)	6,955		(9,200)		16,155		—	16,155	—		16,155	—	16,155	0.08
Separation benefits and other restructuring (6)	—	(41,210)	41,210		(84,197)		125,407		—	125,407	—		125,407	—	125,407	0.63
Acceleration of Auxilium employee equity awards (7)	—	—	—		(37,603)		37,603		—	37,603	—		37,603	—	37,603	0.19
Charges for litigation and other legal matters (8)	—	—	—		(37,082)		37,082		—	37,082	—		37,082	—	37,082	0.19
Asset impairment charges (9)	—	—	—		(1,140,709)		1,140,709		—	1,140,709	—		1,140,709	—	1,140,709	5.78
Acquisition-related and integration costs (10)	—	—	—		(170,890)		170,890		—	170,890	—		170,890	—	170,890	0.86
Fair value of contingent consideration (11)	—	—	—		65,640		(65,640)		—	(65,640)	—		(65,640)	—	(65,640)	(0.34)
Non-cash and penalty interest charges (12)	—	—	—		—		—		(8,267)	8,267	—		8,267	—	8,267	0.04
Other (13)	—	—	—		(3,879)		3,879		(126,286)	130,165	—		130,165	—	130,165	0.65
Tax adjustments (14)	—	—	—		—		—		—	—	1,177,770		(1,177,770)	—	(1,177,770)	(6.00)
Exclude discontinued operations, net of tax (15)	—	—	—		—		—		—	—	—		—	1,236,760	1,236,760	—
After considering items (non-GAAP)	$3,268,718	$1,216,720	$2,051,998	63%	$708,622	22%	$1,343,376	41%	$369,836	$973,540	$40,305	4%	$933,235	$41,834	$975,352	$4.66

Notes to the reconciliation of certain line items included in the GAAP Statements of Operations to the Non-GAAP line items are as follows:

(1)	Adjustments for amortization of commercial intangible assets included the following:

	Year Ended December 31,
	2016	2015
Amortization of intangible assets excluding fair value step-up from contingent consideration	$834,966	$532,670
Amortization of intangible assets related to fair value step-up from contingent consideration	41,485	28,632
Total	$876,451	$561,302

(2)	Adjustments for inventory step-up and other cost savings included the following:

	Year Ended December 31,
	2016		2015
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Fair value step-up of inventory sold	$108,768	$957	$232,460	$—
Excess manufacturing costs that will be eliminated pursuant to integration plans	15,581	393	17,004	—
Total	$124,349	$1,350	$249,464	$—

(3)	Adjustments for upfront and milestone-related payments to partners included the following:

	Year Ended December 31,
	2016		2015
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Sales-based milestones	$2,628	$—	$6,955	$—
Development-based milestones	—	5,702	—	9,200
Total	$2,628	$5,702	$6,955	$9,200

(4)	To exclude charges due to increases of restructuring related excess inventory reserves related to the 2016 U.S. Generic Pharmaceuticals restructuring initiative.

(5)	To adjust for the reversal of the remaining Voltaren® Gel minimum royalty obligations as a result of a generic entrant.

(6)	Adjustments for separation benefits and other restructuring included the following:

	Year Ended December 31,
	2016		2015
	Cost of revenues	Operating expenses	Cost of revenues	Operating expenses
Separation benefits	$18,119	$39,780	$41,210	$60,176
Accelerated depreciation and product discontinuation charges	10,559	8,532	—	18,681
Other	—	6,046	—	5,340
Total	$28,678	$54,358	$41,210	$84,197

(7)	To exclude the acceleration of Auxilium employee equity awards at closing of acquisition.

(8)	To exclude litigation settlement charges or reimbursements.

(9)
To exclude asset impairment charges. During the year ended December 31, 2016 we recorded total impairment charges of $3.8 billion. These charges primarily related to the Company's annual goodwill impairment assessment, which resulted in non-cash impairment charges of $2,343 million, $273 million, $33 million and $26 million for its U.S. Generics, Paladin, Somar and Litha reporting units, respectively. Intangible asset impairment charges for the year ended December 31, 2016 primarily included non-cash impairment charges of $677 million, $302 million and $110 million in our U.S. Generic Pharmaceuticals, International Pharmaceuticals and U.S. Branded Pharmaceuticals segments, respectively. During the year ended December 31, 2015, we recorded pre-tax, non-cash impairment charges of $1.1 billion primarily as a result of a $674 million goodwill impairment charge related to the Company's former UEO reporting unit, an $86 million goodwill impairment charge related to the Company's Paladin reporting unit and non-cash intangible asset impairment charges of $371 million.

(10)	Adjustments for acquisition and integration items primarily relate to various acquisitions, including Par Pharmaceuticals and Auxilium Pharmaceuticals, and included the following:

	Year Ended December 31,
	2016	2015
Integration costs (primarily third-party consulting fees)	$44,752	$41,248
Transaction costs	—	99,081
Transition services	9,729	21,769
Other	9,297	8,792
Total	$63,778	$170,890

(11)	To exclude the impact of the change in fair value of contingent consideration resulting from certain market conditions impacting the commercial potential of the underlying products.

(12)	Adjustments to interest charges included the following:

	Year Ended December 31,
	2016	2015
Penalty interest charges	$4,092	$6,634
Non-cash interest expense related to our 1.75% Convertible Senior Subordinated Notes	—	1,633
Total	$4,092	$8,267

(13)	Adjustments to other included the following:

	Year Ended December 31,
	2016		2015
	Operating expenses	Other non-operating expenses	Operating expenses	Other non-operating expenses
Costs associated with unused financing commitments	$—	$—	$800	$78,352
Other than temporary impairment of equity investment	—	—		18,869
Foreign currency impact related to the re-measurement of intercompany debt instruments	—	366	—	(25,121)
Loss on extinguishment of debt	—	—		67,484
Other miscellaneous expense (income)	(8,350)	711	3,079	(13,298)
Total	$(8,350)	$1,077	$3,879	$126,286

(14)
During the third quarter of 2016, Endo completed a legal entity reorganization that moved the Generics business to a new U.S. holding company structure that is separate from the legacy Branded business structure. The reorganization also provides operating flexibility and benefits and reduces the potential impact related to any future limits that could apply to the use of tax attributes by utilizing most of the Company’s attributes to offset the gain in the intercompany sale that stepped-up the tax basis of the U.S. Generics business assets. The utilization of acquired attributes in the reorganization would have had an unfavorable impact of $157 million on our full-year 2016 adjusted tax expense under Endo’s non-GAAP policy prior to the adoption of the SEC’s updated guidance on Non-GAAP measures (see below). The elimination of this acquired attribute benefit was largely offset by an improved mix of jurisdictional adjusted pre-tax income resulting primarily from the reorganization. The reorganization also gave rise to a discrete GAAP tax benefit of $636 million arising from outside basis differences. This benefit has been excluded from our adjusted effective tax rate in accordance with our policy.

Separately, as a result of the SEC’s updated guidance on Non-GAAP measures issued in May 2016, Endo is no longer excluding the non-cash deferred tax expense associated with acquired attributes in our adjusted income tax expense. This change has no impact on Endo’s historic or forward looking GAAP tax or cash tax profile. The following table presents the impact of our change in policy as of the second quarter of 2016 on Adjusted Diluted EPS from Continuing Operations for each relevant period of 2015 and 2016:

	Three Months Ended March 31, 2015	Three Months Ended June 30, 2015	Three Months Ended September 30, 2015	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015	Three Months Ended March 31, 2016
Adjusted Diluted EPS from Continuing Operations - As Previously Reported	1.17	1.08	1.02	1.36	4.66	1.08
Amount attributable to the change in approach to Non-GAAP income taxes	(0.11)	(0.09)	(0.16)	(0.18)	(0.56)	(0.16)
Adjusted Diluted EPS from Continuing Operations - As Revised	1.06	0.99	0.86	1.18	4.10	0.92

*Amounts in the table above may not add due to rounding

(15)	To exclude the results of the Astora business reported as discontinued operations, net of tax.

(16)	This amount includes noncontrolling interests of $16 and $(283) for the year ended December 31, 2016 and 2015, respectively.

(17)
Calculated as income (loss) from continuing operations divided by the applicable weighted average share number. The applicable weighted average share number for the year ended December 31, 2016 is 222,651 and 223,090 for the GAAP and non-GAAP EPS calculations, respectively. The applicable weighted average share number for the year ended December 31, 2015 is 197,100 and 200,438 for the GAAP and non-GAAP EPS calculations, respectively.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance for 2017

	Year Ending
	December 31, 2017
Projected GAAP diluted earnings per share	$0.04	to	$0.34
Amortization of commercial intangible assets		3.50
Acquisition related, integration and restructuring charges and certain excess costs that will be eliminated pursuant to integration plans		0.41
Tax effect of pre-tax adjustments at applicable tax rates		(0.50)
Diluted earnings per share guidance	$3.45	to	$3.75
The Company's guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed and pending business development transactions as of February 28, 2017.

ENDO INTERNATIONAL PLC
Reconciliation of GAAP and Non-GAAP Financial Measures
For the Twelve Months Ended December 31, 2016
(UNAUDITED)
(In thousands)

Twelve Months Ended December 31, 2016
Net (loss) income	$(3,347,066)
Income tax	(700,084)
Interest expense, net	452,679
Depreciation and amortization (1)	955,802
EBITDA	$(2,638,669)

Inventory step-up	$125,699
Other income, net	(338)
Stock-based compensation (1)	58,655
Asset impairment charges	3,781,165
Acquisition-related and integration items	87,601
Certain litigation-related charges, net	23,950
Upfront and milestone payments to partners	8,330
Separation benefits and other cost reduction initiatives	107,491
Other income	(7,750)
Discontinued operations, net of tax	123,278
Net income attributable to noncontrolling interests	16
Adjusted EBITDA	$1,669,428

Calculation of Net Debt:
Debt	$8,272,503
Cash (excluding Restricted Cash)	517,250
Net Debt	$7,755,253

Calculation of Net Debt Leverage:
Net Debt Leverage	4.6
__________

(1)
Depreciation and amortization does not agree to the amount reported per the Statement of Cash Flows due to certain depreciation amounts reflected in the Acquisition-related and integration items line of this Adjusted EBITDA calculation.

(2)	Stock-based compensation does not agree to the amount reported per the Statement of Cash Flows as the amount presented here does not include discontinued operations balances.

Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not prescribed by or prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted earnings per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted EBITDA and Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance. See Endo's Current Report on Form 8-K furnished today to the Securities and Exchange Commission for an explanation of Endo's non-GAAP financial measures.
About Endo International plc
Endo International plc (NASDAQ/TSX: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering high-quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to the statements by Messrs. Campanelli and Coleman, as well as, other statements regarding product development, market potential, corporate strategy, optimization efforts and restructurings, expected growth and regulatory approvals, together with Endo’s earnings per share amounts, product net sales, revenue forecasts and any other statements that refer to Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo.
All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: changing competitive, market and regulatory conditions; Endo’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Endo’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, as well as the general impact of continued economic volatility, can materially affect Endo’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.

Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading "Risk Factors" in Endo’s 2016 Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.
SOURCE Endo International plc
Investors/Media: Stephen Mock, (845) 364-4833; Media: Heather Zoumas-Lubeski, (484) 216-6829; Investors: Nina Goworek, (484) 216-6657
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